FIRST AMENDMENT TO INVESTMENT ADVISORY AGREEMENTS

Between

NORTHERN LIGHTS FUND TRUST III

and

SWAN CAPITAL MANAGEMENT, LLC

THIS FIRST AMENDMENT TO THE INVESTMENT ADVISORY AGREEMENTS is made and entered into as of May 24, 2016, between Northern Lights Fund Trust III, a Delaware statutory trust (the “Trust”), and Swan Capital Managment, LLC, a Colorado limited liability company (the “Adviser”) located at 277 E. Third Avenue, A, Durango, Colorado 81301 .

RECITALS:

WHEREAS, the parties previously entered into Investment Advisory Agreement between Northern Lights Fund Trust III and the Adviser, dated as of November 19, 2014 (the “Agreement”);

WHEREAS, the Agreement continues in effect with respect to the Swan Defined Risk Emerging Markets Fund (the “Fund”) from year to year; provided, such continuance is approved at least annually before December 30th, (“Expiration Date”) each year by vote of a majority of the outstanding voting securities of the Fund or by the Trustees of the Trust;

WHEREAS, the purpose of this Amendment is to designate a new Expiration Date for the Agreement in order to align its annual renewal with other investment advisory agreements between the Adviser and the Trust;

NOW, THEREFORE, the parties hereto agree as follows:

1.	The Expiration Date in the Agreement is hereby amended to require annual approval to occur before July 30th each year, beginning in 2017.
2.	The parties acknowledge and agree that all provisions of the Agreement remain in full force and effect.

IN WITNESS WHEREOF, the parties have caused this First Amendment to be signed by their respective officers thereunto duly authorized as of the date and year first above written.

NORTHERN LIGHTS FUND TRUST III

By:/s/ James P. Ash

Name: James P. Ash

Title: President

SWAN CAPITAL MANAGEMENT, LLC

By: /s/ Randy Swan

Name: Randy Swan

Title: President